Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)
)
LTWC CORPORATION, et al.(1))		Case No. 03-12272 (PJW)
	)	Chapter 11
Debtors-in-Possession	)	Jointly Administered
)

LIQUIDATING PLAN OF
LTWC CORPORATION AND ITS SUBSIDIARY DEBTORS

PHILLIPS GOLDMAN & SPENCE, P.A.

John C. Phillips, Esquire

1200 North Broom Street

Wilmington, Delaware  19806

(302) 655-4200

SWIDLER BERLIN SHEREFF FRIEDMAN

Michael J. Lichtenstein, Esquire

3000 K Street, N.W., Suite 300

Washington, D.C.  20007-5116

(202) 424-7500

Attorneys for the Debtors

Dated as of: November 21, 2003

(1)  The affiliated debtors and debtors in possession in these Chapter 11 Cases are:  LTWC Corporation, LTWC CA Corporation,  ViaGrafix Corporation, LTWC DE Corporation, and LTWC Services, Inc.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

1.1	Scope of Definitions

1.2	Definitions

1.3	Rules of Interpretation

1.4	Computation of Time

1.5	Exhibits and Transaction Documents

ARTICLE II. SUBSTANTIVE CONSOLIDATION

2.1	Substantive Consolidation of Chapter 11 Cases for Purposes of Distributions

ARTICLE III. ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

3.1	Administrative Claims

3.2	Priority Tax Claims

ARTICLE IV. CLASSIFICATION OF CLAIMS AND INTERESTS

4.1	Class 1

4.2	Class 2

4.3	Class 3

4.4	Class 4

4.5	Class 5

ARTICLE V. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

5.1	Unimpaired Classes of Claims and Interests

5.2	Impaired Classes of Claims and Interests

ARTICLE VI. PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

6.1	Class 1 (Other Priority Claims)

6.2	Class 2 (Secured Claims)

6.3	Class 3 (General Unsecured Claims)

6.4	Class 4 (Intercompany Claims)

6.5	Class 5 (Interests)

ARTICLE VII. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS

7.1	Impaired Classes of Claims and Interests Entitled to Vote

7.2	Acceptance by an Impaired Class

7.3	Presumed Acceptances by Unimpaired Class

7.4	Classes Deemed to Reject Plan

7.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

7.6	Confirmability and Severability of the Plan

ARTICLE VIII. MEANS FOR IMPLEMENTATION OF THE PLAN

8.1	Plan Administrator

(a)	Selection of the Plan Administrator
(b)	Powers and Duties of Plan Administrator
(c)	Distributions by the Plan Administrator
(d)	Discharge of Plan Administrator
8.2	Initial Distributions of Assets and Creation of Reserves

(a)	pay in full all Allowed Administrative Claims that are unpaid;
(b)	pay in full all Allowed Priority Tax Claims; and
(c)	pay in full all Allowed Other Priority Claims
8.3	Interim and Final Distributions

(a)	Class 3 Interim Distributions
(b)	Final Distribution
8.4	Distribution Procedure

(a)	Delivery of Distributions
(b)	Procedures for Treating and Resolving Disputed and Contingent Claims
(c)	De Minimis Distributions
8.5	Wind-Up and Dissolution of Debtors; Termination of Authority of Debtors

8.6	Operation of the Disputed General Unsecured Claims Reserve

(a)	General
(b)	Payments After Allowance of Disputed General Unsecured Claims

8.7	Miscellaneous Implementation Provisions

(a)	Cancellation of LTWC Stock
(b)	Effectuating Documents; Further Transactions
8.8	Tax Reporting

(a)	Tax Returns and Reports
(b)	Exemption from TransferTaxes

ARTICLE IX. EXECUTORY CONTRACTS

9.1	Rejection of All Contracts

9.2	Effect of Rejection

ARTICLE X. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

10.1	Professional Claims

10.1	Other Administrative Expenses

ARTICLE XI. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1	Compromises and Settlements

11.2	Disputed Pre-petition Claims

11.3	Setoffs

11.4	Satisfaction of Subordination Rights

11.5	Exculpation and Limitation of Liability

11.6	Indemnification of Plan Administrator

11.7	Indemnification Obligations

11.8	Modification of Releases

ARTICLE XII. CONDITIONS PRECEDENT

12.1	Conditions to Consummation

12.2	Waiver of Conditions to Consummation

ARTICLE XIII. RETENTION OF JURISDICTION

ARTICLE XIV. MISCELLANEOUS PROVISIONS

14.1	Binding Effect

14.2	Modification and Amendments

14.3	Withholding and Reporting Requirements

14.4	Revocation, Withdrawal or Non-Consummation

14.5	Notices

14.6	Term of Injunctions or Stays

14.7	Causes of Action Preserved

14.8	Governing Law; Construction

INTRODUCTION

LTWC Corporation, Inc. and its Subsidiary Debtors (all capitalized terms are defined in Section 1.2 of this Plan), as debtors and debtors-in-possession in the above-captioned Chapter 11 cases, hereby propose the following Plan for the resolution of the Debtors’ outstanding creditor claims and equity interests.  Reference is made to the Disclosure Statement for a business overview, risk factors, and a summary and analysis of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

The Plan constitutes a liquidating plan for the Debtors.  The Plan provides for all of the property of the Debtors to be liquidated, and for the proceeds to be allocated in accordance with the terms of this Plan and distributed to the holders of certain Allowed Claims.  Holders of Interests will receive no distribution under the Plan.  Assets are to be held by the Plan Administrator as provided herein.  The Plan Administrator will, among other things, liquidate assets, resolve disputed claims, pursue any reserved causes of action, wind up the affairs of the Debtors, and make distributions as provided herein.  The Debtors will be dissolved on the Effective Date pursuant to and as provided in this Plan.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a holder of a Claim until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to holders of Claims entitled to vote on the Plan.  ALL SUCH HOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Section 14.2 of this Plan, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

ARTICLE I.

DEFINITIONS, RULES OF INTERPRETATION, AND
COMPUTATION OF TIME

1.1            Scope of Definitions.   For purposes of this Plan, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.  The words “herein,” “hereto,” “hereof,” “hereunder,” and other words of similar import refer to this Plan as a whole, not to any particular section, subsection or clause, unless the context requires otherwise.  Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and the neuter.

1.2            Definitions.    “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors’ Estates and operating the business of the Debtors, including wages, salaries, commissions, accrued leave time, retention bonuses, severance, welfare benefits, benefit continuation coverage obligations pursuant to COBRA, 26 U.S.C. § 4980B, or any other Claims arising pursuant to Post-Petition Date employment agreements, Post-Petition Indemnification Claims (to the extent such Claims arose after the Petition Date in connection with services rendered after the Petition Date), Professional Claims, Committee Fees, Claims arising under section 365(g)(2)(A) or section 503(b)(3) of the Bankruptcy Code, all fees and charges assessed against the Debtors’ Estates under Chapter 123 of title 28, United States Code, Administrative Tax Claims, and all Allowed Claims with respect to reclamation of goods delivered before the Petition Date that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code; subject, in all cases, to the right of any party in interest to contest whether any particular Claim is entitled to administrative priority.

“Administrative Tax Claim” means a Claim by a governmental unit with respect to a tax or duty incurred after the Petition Date that is entitled to be paid as an administrative expense pursuant to sections 503(b) and 507(a)(1) of the Bankruptcy Code.

“Allowed Claim” means a Claim or any portion thereof to the extent not already paid (a) that has been allowed by a Final Order of the Bankruptcy Court; or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero or as disputed; or (c) for which a proof of claim or request for payment pursuant to section 503(b) of the Bankruptcy Code has been deemed timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, this Plan or other applicable bankruptcy law, and (i) which has been filed in a non-contingent, liquidated amount or, if filed as contingent or unliquidated, has subsequently become non-contingent and liquidated prior to the Termination Date or has otherwise been estimated by a Final Order of the Bankruptcy

Court pursuant to section 502(c) of the Bankruptcy Code or reduced to a fixed, liquidated amount by agreement of the Debtors or the Plan Administrator and the holder of such Claim, and (ii) as to which either no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code, any order of the Bankruptcy Court or this Plan or any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court; or (d) that is expressly allowed in a liquidated amount in the Plan.

 “Allowed . . . Claim” means an Allowed Claim of the type described.

“LTWC” means LTWC Corporation, a Delaware corporation.

“LTWC Stock” means all equity securities in LTWC or any subsidiary debtor and all options, warrants and rights, contractual or otherwise, to acquire any such equity securities.

“Article” means any subdivision of this Plan designated as an Article.

“Assets” means all assets and property of the Debtors (including, without limitation, ownership interests in other entities, whether in the form of stock ownership, ownership of partnership interests, participations in joint ventures or otherwise).

“Avoidance Claims” means the Debtors’ Causes of Action against Persons arising under sections 502, 506, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced to prosecute such Causes of Action as of the Effective Date.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330.

“Bankruptcy Court” means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

“Bar Date” means the deadline for filing of all proofs of claims established by the Bankruptcy Court, except (i) Claims of governmental units for which proofs of claim are filed in accordance with section 502(b)(9) of the Bankruptcy Code, or (ii) such other date as has been granted by Order of the Bankruptcy Court with respect to one or more other holders of Claims.

“Business Day” means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in Wilmington, Delaware.

“Cash” means legal tender of the United States.

“Cause of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to indemnification, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

“Chapter 11 Case” means, with respect to each Debtor, the Chapter 11 case of such Debtor, pending in the Bankruptcy Court; and “Chapter 11 Cases” means the Chapter 11 Cases of all Debtors.

“Claim” means, with respect to each Debtor, a claim against such Debtor, as defined in section 101(5) of the Bankruptcy Code, whether or not asserted.

“Claims Objection Deadline” means the later of (i) ninety (90) days after the Effective Date (or such other date as has been granted by the Bankruptcy Court), (ii) thirty (30) days after such Claim is deemed timely filed and served on counsel for the Debtors and the Plan Administrator, or (iii) with respect to Claims for which timely proofs of claim or requests for payment pursuant to section 503(b) of the Bankruptcy Code were filed as contingent or unliquidated, thirty (30) days after such Claim becomes a non-contingent, liquidated Claim (whether by occurrence of the contingency or fixing of the Claim or estimation of the Claim pursuant to section 502(c) of the Bankruptcy Code), or as otherwise extended by the Bankruptcy Court for cause shown.

“Class” means a category of Claims or Interests described in Article IV of the Plan.

“Collateral” means any property or interest in property of any of the Estates of the Debtors that is subject to a valid, binding, enforceable, perfected and unavoidable Lien to secure the payment or performance of a Claim of a creditor.

“Committee” means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Debtors’ Chapter 11 Cases.

“Confirmation Date” means the date of entry of the Confirmation Order.

“Confirmation Hearing” means the hearing, pursuant to section 1129 of the Bankruptcy Code, to consider confirmation of the Plan.

“Confirmation Order” means the order, in form and substance reasonably satisfactory to the Debtors and the Committee, entered by the Bankruptcy Court, confirming the Plan.

“D&O Indemnification Claims” has the meaning ascribed to such term in Section 11.7 of the Plan.

“D&O Insurance” means the directors and officers insurance policies maintained by one or more of the Debtors which covered the Debtors’ present and former officers, directors, and all such other employees, agents, advisors, representatives or other parties who were entitled to coverage thereunder.

“Debtor” means LTWC or any Subsidiary Debtor, and “Debtors” means LTWC and all Subsidiary Debtors.

“Debtor Claims” means all Causes of Action and Avoidance Claims that a Debtor may have against any Person (other than against another Debtor) that arise prior to the Effective Date and that, as of the Effective Date, have not been waived, settled, released or denied by Final Order of the court having jurisdiction over a proceeding in which such Cause of Action or Avoidance Claim was asserted.

“Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order of the Bankruptcy Court, or (b) has not been Scheduled by the Debtor or is Scheduled at zero or as contingent, disputed or unliquidated and as to which the Bar Date has passed but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

“Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

“Disputed Claim” or “Disputed . . . Claim” means a Claim, or any portion thereof, of the type described, if applicable, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) (i) have not been Scheduled by the Debtor or have been Scheduled at zero, as unknown or as contingent, unliquidated or disputed and are the subject of a timely filed proof of claim, or (ii) are the subject of an objection by the Debtor, the Committee or the Plan Administrator or as to which the time for the Debtor, the Committee or the Plan Administrator to object has not yet expired, and (b) the allowance or disallowance of which is not yet the subject of a Final Order of the Bankruptcy Court.

“Disputed General Unsecured Claims Reserve” means the reserve, if any, established on the Effective Date by the Plan Administrator to provide for the payment of Disputed General Unsecured Claims that are allowed after the Effective Date.

“Effective Date” means the date that is 20 days after entry of a Final Order confirming the Plan.

“Estate” means, with respect to any Debtor, the bankruptcy estate of such Debtor pursuant to section 541 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed either to this Plan or as an appendix to the Disclosure Statement.

“Face Amount” means, (a) with respect to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law; and (b) with respect to an Allowed Claim, the allowed amount of such Claim.

“File” or “Filed” means filed with the Bankruptcy Court in the Chapter 11 Cases.

“Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“General Unsecured Claim” means a Claim against any Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Intercompany Claim.  Without limiting the foregoing, General Unsecured Claim includes any Deficiency Claim or Pre-Petition Indemnification Claim.

“Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Claims” means any Claims arising out of obligations or rights of the Debtors to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtors’ certificate of incorporation, bylaws, policy or other agreement which provides employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act, conduct or omission to act related to an Indemnitee’s service with, for or on behalf of the Debtors.

“Indemnitee” means all present and former directors, officers, employees, agents, advisors or representatives of the Debtors who are entitled to assert Indemnification Claims.

“Intercompany Claims” means claims by any of the Debtors against any or all of the other Debtors.

“Interest” means all rights of any Person attributable to such Person’s ownership of LTWC Stock.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lien” means any charge against or interest in property to secure payment of a debt or performance of an obligation.

“Plan Administrator” means an individual and any successor thereto to be designated in the Confirmation Order with the joint approval of the Debtors and the Committee to serve as the plan administrator.

“Other Priority Claim” means a Claim, if any, entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit or other entity.

“Petition Date” means July 23, 2003.

“Plan” means this joint liquidating plan which is proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such Plan may be amended from time to time in accordance with the Bankruptcy Code and Section 14.2 herein.

“Priority Claim” means a Claim entitled to priority pursuant to sections 507(a)(1) through (a)(9) of the Bankruptcy Code.

“Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

“Professional” means a consultant, accountant, attorney or other professional service provider retained by the Debtors or the Committee with the approval of the Bankruptcy Court pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise.

“Professional Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date pursuant to sections 330, 331 and 503 of the Bankruptcy Code.

“Pro Rata” means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

“Section” when used in reference to this Plan means any subdivision of an Article of this Plan designated by a section number.

“Scheduled” means, with respect to a Claim, that the Claim is listed on the schedules of assets and liabilities filed by a Debtor in the Chapter 11 Cases pursuant to Bankruptcy Rule 1007(b)(1).

“Schedules” when used in reference to this Plan, the Disclosure Statement or the Liquidating LLC Agreement means any schedule annexed to this Plan or the Disclosure Statement.

“Subsidiary Debtor” means any subsidiary of LTWC Corporation, LTWC CA Corporation, LTWC DE Corporation, ViaGrafix Corporation, and LTWC Services, Inc.

“Termination Date” means the date the final distributions are made and the Plan Administrator requests that the Court close these cases.

“Treasury Regulations” means all final, temporary and proposed regulations promulgated under the Internal Revenue Code of 1986, as amended.

“Unclaimed Distributions” means distributions to holders of Allowed Claims that are returned as undeliverable.

1.3            Rules of Interpretation.   For purposes of the Plan (i) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (ii) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented from time to time, (iii) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan, (iv) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (v) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.4            Computation of Time.  In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.5            Exhibits and Transaction Documents.  All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein.

ARTICLE II.

SUBSTANTIVE CONSOLIDATION

2.1            Substantive Consolidation of Chapter 11 Cases for Purposes of Distributions.  The Plan is predicated upon, and it is a condition precedent to confirmation of the Plan that the Bankruptcy Court provides in the Confirmation Order for, substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case for purposes of this Plan and the distributions hereunder.  Pursuant to such Confirmation Order and effective as of the Effective Date, (i) all Assets and liabilities of the Debtors will be merged, (ii) any obligations executed by any Debtor will be deemed to be one obligation of the Debtors, (iii) any Claims filed or to be filed in connection with any such obligation will be deemed one Claim against the Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Case, in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor will be deemed to be made by all of the Debtors, and (vi) duplicate Claims against multiple Debtors will be deemed expunged.  Holders of Allowed Claims in each Class shall be entitled to their Pro Rata share of assets available for distribution to such Class without regard to which

Debtor was originally liable for such Claim.  Each of the Debtors is a separate corporation and has been at all times a separate corporation.  Each of the Debtors shall be a separate corporation until the Effective Date of the Plan, when the substantive consolidation effectuated pursuant to this Section 2.1 takes effect.  The substantive consolidation effectuated pursuant to this Section 2.1 is being implemented solely for the purpose of efficiently implementing the liquidation described in this Plan, and shall not be construed, for any purpose whatsoever, to suggest that the Debtors were not operated as separate corporations prior to the Effective Date of this Plan.  The substantive consolidation effectuated by this Section 2.1 and by the Confirmation Order shall not confer any rights upon any Person, other than the rights specifically set forth in this Plan.

ARTICLE III.

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

3.1            Administrative Claims.  Each holder of an Allowed Administrative Claim shall be entitled to receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors (with the consent of the Committee) or the Plan Administrator and such holder shall have agreed upon in writing; provided, however, that undisputed Administrative Claims with respect to liabilities incurred by the Debtors or the Plan Administrator in the ordinary course of business during the Chapter 11 Cases shall, at the option of the Debtors or the Plan Administrator, be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.  Except as otherwise provided in the proviso to the preceding sentence or in Section 10.1(c) of the Plan, payment shall be made on the later of the Effective Date or the last Business Day of the first month in which such Claim becomes an Allowed Claim or as soon thereafter as practicable (unless a shorter time period is established by the Plan Administrator with respect to the payment of post-confirmation professional fees and expenses).

3.2            Priority Tax Claims.  Each holder of an Allowed Priority Tax Claim shall be entitled to receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, or (ii) such other treatment to which such holder and the Debtors or the Plan Administrator have agreed in writing.  Payment shall be made on the later of the Effective Date or the last Business Day of the first month in which such Claim becomes an Allowed Claim, or as soon thereafter as practicable.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors.  A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.  In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article III above.

4.1            Class 1.  Class 1 consists of all Other Priority Claims.

4.2            Class 2.  Class 2 consists of all Secured Claims.

4.3            Class 3.  Class 3 consists of all General Unsecured Claims

4.4            Class 4.  Class 4 consists of all Intercompany Claims.

4.5            Class 5.  Class 5 consists of all Interests.

ARTICLE V.

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND
NOT IMPAIRED BY THE PLAN

5.1            Unimpaired Classes of Claims and Interests.  Class 1 (Other Priority Claims) is not Impaired by the Plan.

5.2            Impaired Classes of Claims and Interests.  Class 2 (Secured Claims), Class 3  (General Unsecured Claims), Class 4 (Intercompany Claims) and Class 5 (Interests) are Impaired Classes under the Plan.

ARTICLE VI.

PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

6.1            Class 1 (Other Priority Claims).  On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Other Priority Claim, if any, shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtor, Committee and Plan Administrator and such holder shall have agreed upon in writing.

6.2            Class 2 (Secured Claims). At the sole option of the Debtors with the consent of the Committee or the Plan Administrator, as the case may be, on the Effective Date, or as soon as reasonably practicable thereafter in light of the circumstances, each Allowed Secured Claim shall be (a) paid in full in Cash in an amount equal to the amount of such Allowed Secured Claim, (b) satisfied by returning to the holder of such Allowed Secured Claim the Collateral securing such Allowed Secured Claim pursuant to the Confirmation Order or otherwise, (c) paid and/or satisfied through any combination of subparagraphs (a) and (b), or (d) treated as may otherwise be agreed upon by the holder of such Claim and the Debtors with the consent of the Committee or the Plan Administrator, as the case may be.  Each Disputed Secured Claim shall be reserved for in accordance with Section 8.2(h) of the Plan.  The Deficiency Claims of each holder of an Allowed Secured Claim shall be treated as General Unsecured Claims.

6.3            Class 3 (General Unsecured Claims).  On the Effective Date or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive (a) a Pro Rata distribution of all Cash, if any, distributed pursuant to the Plan; and (b) thereafter will receive a pro rata share of any funds available for further distribution to creditors.

6.4            Class 4 (Intercompany Claims).  Holders of Intercompany Claims shall receive no distribution under the Plan.

6.5            Class 5 (Interests).  Holders of Interests shall receive no distribution under the Plan.  On the Effective Date, all outstanding LTWC Stock shall be cancelled and the Debtors shall be dissolved pursuant to and in accordance with this Plan.

ARTICLE VII.

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE IMPAIRED CLASSES OF CLAIMS OR INTERESTS

7.1            Impaired Classes of Claims and Interests Entitled to Vote.  Subject to Section 7.4 of the Plan, the holders of Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a Class to accept or reject the Plan.

7.2            Acceptance by an Impaired Class.  Subject to Sections 7.4 and 7.5 of this Plan, in accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.  Disputed Claims may be temporarily allowed in an amount which the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan as provided in Rule 3018 of the Bankruptcy Rules and other applicable law.

7.3            Presumed Acceptances by Unimpaired Class.  Claims in Class 1 (Other Priority Claims) are not Impaired by the Plan.  Under section 1126(f) of the Bankruptcy Code, the holders of such Claims are conclusively presumed to have accepted the Plan and the votes of such holders will not be solicited.

7.4            Classes Deemed to Reject Plan.  Holders of Claims in Class 4 (Intercompany Claims) and of Interests in Class 5 will not receive or retain any property under the Plan.  Holders of Claims in Class 4 and of Interests in Class 5 will be deemed to reject the Plan in accordance with section 1126(g) of the Bankruptcy Code and their votes will not be solicited.

7.5            Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.  As holders of Claims in Class 4 (Intercompany Claims) and of Interests in Class 5 will be deemed to reject the Plan,

the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

7.6            Confirmability and Severability of the Plan.  The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied with respect to the Debtors.  The Debtors reserve the right to alter, amend or modify the Plan as provided in Section 14.2 hereof and the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Hearing or otherwise as provided in Section 14.5(a) hereof.  A determination by the Bankruptcy Court that the Plan as it applies to the Debtors is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect the Debtors’ ability to modify the Plan to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VIII.

MEANS FOR IMPLEMENTATION OF THE PLAN

The Plan is to be implemented in a manner consistent with the provisions of section 1123 of the Bankruptcy Code.  Under this Plan, the following will occur:

8.1            Plan Administrator.

(a)           Selection of the Plan Administrator.  The Plan Administrator shall be selected by the Debtors and Committee jointly and appointed pursuant to the Confirmation Order.  The identity of the Plan Administrator shall be disclosed at the Confirmation Hearing and in the Confirmation Order.  The Plan Administrator may resign at any time upon thirty (30) days notice to the Debtors and the Committee. Upon the resignation of the Plan Administrator, the successor Plan Administrator shall be selected by the Committee.

(b)                                 Powers and Duties of Plan Administrator.  The Plan Administrator shall have all duties, powers, and standing and authority necessary to implement the Plan and to administer and liquidate the assets of the Debtors for the benefit of holders of Allowed Claims.  The Plan Administrator’s powers shall include, without limitation, the following:

(i)                                     administration of any reserves and causing such reserves to be funded in accordance with the terms of the Plan;

(ii)                                  investing any Cash of the Debtors;

(iii)                               filing with the Bankruptcy Court the reports and other documents required by the Plan or otherwise required to close the Chapter 11 Cases;

(iv)                              preparing and filing of tax and information returns for the Debtors;

(v)                                 retaining such professionals or other Persons as the Plan Administrator may in his or her discretion deem necessary for the consummation of the Plan, including entering into contingent fee arrangements with respect to the prosecution of Causes of Action;

(vi)                              litigating or settling any Claims or Causes of Actions asserted against the Debtors;

(vii)                           setting off amounts owed to the Debtors against any and all amounts otherwise due to be distributed to the holder of a Claim under the Plan;

(viii)                        abandoning any property of the Debtors that (A) cannot be sold or otherwise disposed of for a reasonable value (as determined in good faith by the Plan Administrator or as determined by the Bankruptcy Court, as the case may be), and whose distribution to holders of Allowed Claims would not be feasible or cost-effective in the reasonable judgment of the Plan Administrator, or (B) in the judgment of the Plan Administrator cannot be sold for an amount that would exceed the cost of sale;

(ix)                                objecting to Claims and settling or litigating such objections;

(x)                                   the Plan Administrator shall be deemed the representative of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code with all rights to pursue or settle, in the Plan Administrator’s discretion with the Committee’s consent, any and all Debtor Claims and/or Causes of Action, and any recoveries therefrom shall be distributed in accordance with the provisions of the Plan;

(xi)                                evaluating, filing, litigating, settling or abandoning Debtor Claims and/or Causes of Actions including without limitation any causes of action arising under Chapter 5 of the Bankruptcy Code;

(xii)                             making interim and final distributions of assets;

(xiii)                          winding up the affairs of the Debtors;

(xiv)                         providing for storage and destruction of records;

(xv)                            incurring such charges, costs and fees as are necessary and appropriate in connection with the consummation of the Plan;

(xvi)                         establishing or maintaining one or more checking, savings and investment accounts in the name of the Debtors, and having exclusive control over the disbursement of the Debtors’ funds on deposit or invested therein;

(xvii)                      seeking relief from the Bankruptcy Court on any matter and opposing or supporting any such relief sought by any other Person; and

(xviii)                   taking any other actions that the Plan Administrator, in his or her reasonable discretion, determines to be in the best interests of the Debtors and their estates.

(c)                                  Distributions by the Plan Administrator.  The Plan Administrator will be empowered to make distributions in accordance with the provisions of this Plan.

(d)                                 Discharge of Plan Administrator.  After making a final distribution, the Plan Administrator shall file with the Bankruptcy Court a final report of distributions and perform such other duties as are specified herein, whereupon the Plan Administrator shall have no further duties under the Plan.

8.2            Initial Distributions of Assets and Creation of Reserves.  On the Effective Date, or as soon thereafter as is reasonably practicable in light of the applicable circumstances, the Debtors or the Plan Administrator (as applicable) shall:

(a)                                  pay in full all Allowed Administrative Claims that are unpaid;

(b)                                 pay in full all Allowed Priority Tax Claims; and

(c)                                  pay in full all Allowed Other Priority Claims.

Notwithstanding any other provision of this Plan, (1) Allowed Administrative Claims shall be paid or reserved for in full prior to payment of any amounts in respect of any Allowed Tax Priority Claims.

8.3            Interim and Final Distributions.

(a)                                  Class 3 Interim Distributions.  The Plan Administrator shall make the first interim distribution of Cash in the amount of 20% of the Allowed Claims to holders of Allowed General Unsecured Claims on a Pro Rata basis within 30 days after entry of a final order confirming the Plan on the last Business Day of the first month following the end of each fiscal quarter or as soon thereafter as practicable; provided that the aggregate amount to be distributed with respect to General Unsecured Claims on such date equals or exceeds $500,000 (or such lower threshold as the Plan Administrator may establish in his sole and absolute discretion or such higher threshold as the Plan Administrator may determine is appropriate at any time, and from time to time.

(b)                                 Final Distribution.

(i)                                     The Plan Administrator shall make a final distribution when, (A) in the reasonable judgment of the Plan Administrator, all assets of the Debtors have been liquidated and there are no potential sources of additional Cash for distribution; (B) there remain no Disputed Claims; and (C) the Plan Administrator is in a position to make the final distribution in accordance with applicable law.

(ii)                                  On the Termination Date, the Plan Administrator shall:

(A)                              distribute all Cash to holders of Allowed General Unsecured Claims on a Pro Rata basis;

(B)                                distribute any other Final Distribution Assets to holders of Allowed Claims in accordance with their interests as specified in the Plan; and

(C)                                promptly thereafter, request the Bankruptcy Court to enter an order closing the Chapter 11 Cases.

8.4            Distribution Procedures.

(a)                                  Delivery of Distributions.  Distributions to holders of Allowed Claims shall be made by the Plan Administrator (i) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtor has been notified of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Plan Administrator after the date of any related proof of claim, or (iii) at the addresses reflected in the Schedules if no proof of claim has been filed and the Plan Administrator has not received a written notice of a change of address.

(b)                                 Procedures for Treating and Resolving Disputed and Contingent Claims.

(i)                                     No Distributions Pending Allowance.  No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.  All objections to Claims must be filed on or before the Claims Objection Deadline.

(ii)                                  Disputed Claims Reserves.  All payments with respect to Disputed Claims shall be accounted for either by cash transfer to, or by entry on the Debtors’ books in, the Disputed Claims Reserve applicable to such Disputed Claim.  Notwithstanding any other provision in this Plan, unless the Bankruptcy Court orders otherwise, the amounts to be reserved in respect of such payments may be less than the full amount if the Plan Administrator determines in good faith that a lesser amount is appropriate under the circumstances.

(iii)                               Estimation of Contingent and Unliquidated Claims.  The Debtors or the Plan Administrator, as the case may be, will request estimation pursuant to Section 502(c) of the Bankruptcy Code for every Disputed Claim that is contingent or unliquidated and the fixing or liquidation of which, as the case may be, would unduly delay the Final Order and will deposit payments with respect to such estimated Claims in the applicable Reserve based upon the estimated amount of each such Disputed Claim as set forth in a Final Order (or such other amount as the Plan Administrator and the holder of such Claim may agree upon in writing).

(c)                                  De Minimis Distributions.  Any other provision of the Plan notwithstanding, the Plan Administrator shall not be required to make interim distributions to any creditor in an amount less than $20.00 or final distributions to any creditor in an amount less than $50.00.  Cash allocated to an Allowed Claim but withheld from interim distribution pursuant to this subsection shall be held by the Plan Administrator for the account of and future distribution to the holder of such Allowed Claim.

8.5            Wind-Up and Dissolution of Debtors; Termination of Authority of Debtors.  The Debtors shall be dissolved by virtue of this Plan on the Effective Date.  This Plan and the procedures provided for herein shall satisfy all nonbankruptcy laws applicable to Debtors that govern dissolution, including requirements that a plan of distribution or other procedures be adopted and followed by the dissolving corporation, and the filing of certificates of dissolution with respect to the Debtors on the Effective Date is hereby authorized and approved in all respects without further action under applicable law, regulation or order, including without express or implied limitation, any action by the stockholders or the boards of directors of the Debtors.  The Plan Administrator shall be authorized to wind up the affairs of the Debtors, including but not limited to preparing and filing final tax returns, filing dissolution documents pursuant to applicable law, paying any franchise taxes and other fees that are due in connection with such dissolution, and taking any other actions that are necessary to wind up the affairs of the Debtors and to give effect to the dissolution of the Debtors on the Effective Date pursuant to this Plan.  The costs and expenses of completing the wind-up and dissolution of the Debtors shall be paid by the Debtors’ estates.  Notwithstanding any provision of the Plan to the contrary, with respect to any provision of the Plan conferring authority to the Debtors or the Plan Administrator, the Debtors shall have no such authority after the Effective Date (it being the intent that such authority shall be exercised by the Plan Administrator after the Effective Date).

8.6            Operation of the Disputed General Unsecured Claims Reserve.

(a)                                  General.  The Plan Administrator shall set aside, segregate and hold in escrow, for the benefit of holders of Disputed General Unsecured Claims, the property included in the Disputed General Unsecured Claims Reserve.

(b)                                 Payments After Allowance of Disputed General Unsecured Claims.  Payments from the Disputed General Unsecured Claims Reserve to each holder of a Disputed General Unsecured Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to holders of Allowed General Unsecured Claims that were allowed on the Effective Date.  The Plan Administrator will pay on a quarterly basis (being the last Business Day of the first month following the applicable fiscal quarter in which such Disputed General Unsecured Claims become allowed or as soon thereafter as practicable) to the holders of such Claims any Cash and other property in the Disputed General Unsecured Claims Reserve that would have been distributed had such Allowed Claim been an Allowed Claim on the Effective Date.

8.7            Miscellaneous Implementation Provisions.

(a)                                  Cancellation of LTWC Stock.  On the Effective Date, except as otherwise provided herein or as and to the extent necessary to give effect to the other provisions of this Plan, (i) the LTWC Stock and any security, note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors shall be canceled, and (ii) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the LTWC Stock or any other security, note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, and all intercompany debts and Intercompany Claims, shall be released.

(b)                                 Effectuating Documents; Further Transactions.  Any executive officer of any of the Debtors and the Plan Administrator shall be authorized to execute, deliver, file or record such contracts, instruments, releases, certificates, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary or assistant secretary of any of the Debtors, or the Plan Administrator, shall be authorized to certify or attest to any of the foregoing actions.

8.8            Tax Reporting.

(a)                                  Tax Returns and Reports.  The Plan Administrator shall be authorized to file tax returns on behalf of the Debtors, as required under law.

(b)                                 Exemption from Transfer Taxes.  Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including without express or implied limitation, any transfers to or by the Debtors shall not be subject to any transfer, sales, stamp or other similar tax.

ARTICLE IX.

EXECUTORY CONTRACTS

9.1            Rejection of All Contracts.  As of the Effective Date, all executory contracts and unexpired leases of the Debtors not previously assumed or rejected shall be deemed rejected, unless at such time a motion to assume such contract is pending before the Bankruptcy Court.

9.2            Effect of Rejection.  Claims arising from rejection of a Debtor’s executory contracts or unexpired leases not previously assumed shall be included in General Unsecured Claims.  Holders of such Claims shall file proofs of claim and serve copies on the counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code and Bankruptcy Rules so as to be received by twenty (20) days after the Confirmation Date.  Any such proofs of Claim not filed and served within twenty (20) days after the Confirmation Date shall be forever barred.  Any objection to such Claims shall be filed by the Claims Objection Deadline.

ARTICLE X.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

10.1     Professional Claims.

(a)                                  The Professionals and the Committee shall serve estimates of fees and expenses due for periods that have not been billed as of the Effective Date so as to be received by the counsel for the Debtors not later than twenty (20) days after the Confirmation Date.

(b)                                 Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.  The Plan Administrator shall pay for professional services rendered after the Effective Date, including the Committee’s professional fees, as and when such payments become due without the need for application to or approval of the Bankruptcy Court.

(c)                                  All final requests for payment of Professional Claims must be filed no later than thirty (30) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court and paid by the Debtors.  Unless another date is specified by the Bankruptcy Court, any objections to such Professional Claims shall be filed no later than fifty (50) days after the Effective Date.  Allowed Professional Claims shall be paid on a timely basis in accordance with the Bankruptcy Code and Bankruptcy Rules and other applicable law, or if no deadline is specified therein, such Allowed Claims shall be paid no later than fifteen (15) days after the date on which they are allowed.

10.2     Other Administrative Expenses.  All other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served so as to be received by counsel for the Debtors, the Committee and the Plan Administrator not later than twenty (20) days after the Confirmation Date.  Unless the Debtors or the Plan Administrator objects to an Administrative Claim prior to the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested.  All objections to Administrative Claims shall be made solely on a good faith, reasonable basis.  In the event that the Debtors or the Plan Administrator objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, (i) no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business; and (ii) all requests for payment of Professional Claims and requests for compensation or expense reimbursement pursuant to section 503(b)(3), (4), and (5) of the Bankruptcy Code for making a substantial contribution in the Chapter 11 Cases shall be subject to review and allowance or disallowance by the Bankruptcy Court as provided herein.

ARTICLE XI.

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1     Compromises and Settlements.  Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons.  The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and pending Claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, such right shall pass to and vest in the Plan Administrator.  In addition, after the Effective Date, the Plan Administrator shall have the authority to settle Claims which result in an Allowed Claim amount under $50,000 with Committee consent but without Bankruptcy Court approval and any such settlement shall be binding.  All compromises and settlements made by or on behalf of the Debtors prior to the Effective Date, with Bankruptcy Court approval,  are hereby confirmed and ratified, and such compromises and settlements are and shall continue to be binding on the Plan Administrator and all parties in interest on and after the Effective Date.

11.2     Disputed Pre-petition Claims.  Until the Effective Date, all objections to Claims are to be filed by the Debtors.  From and after the Effective Date, all objections to Claims are to be filed by the Plan Administrator on or before the Claims Objection Deadline, or such later date as may be provided by order of the Bankruptcy Court upon request of the Plan Administrator.  The Plan Administrator may continue to prosecute a Claim objection filed by the Debtors prior to the Effective Date.

11.3     Setoffs.  The Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Claims of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim that the Debtors may have against such holder.  After the Effective Date, such right of set off shall pass to and vest in the Plan Administrator.

11.4     Satisfaction of Subordination Rights.  All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to Claims against the Debtors based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  Nothing in this Section 11.4 or elsewhere in the Plan shall be construed to preclude any party who has standing to do so from seeking an order from the Bankruptcy Court equitably subordinating any Claim to any other Claim or category of Claims, under Bankruptcy Code section 510(c) or otherwise, or recharacterizing any Claim as an equity interest, and seeking ancillary relief to effectuate and implement such subordination or recharacterization, and nothing in the Plan shall prejudice any such action.  The Plan Administrator may prosecute any action seeking any such subordination or recharacterization (and, if the Plan Administrator deems it appropriate, may settle any such action).

11.5     Exculpation and Limitation of Liability.  Except as otherwise specifically provided in this Plan, the Debtors, the Committee, the Plan Administrator, any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents in their capacities as such and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Debtors’ Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in this Section 11.5 shall be deemed to release any such Person from liability for acts or omissions that are the result of actual fraud, gross negligence, willful misconduct, or willful violation of the securities laws or the Internal Revenue Code, or from liability for acts or omissions that occurred prior to October 10, 2001, the commencement date of the current Directors’ and Officers’ insurance policy.

11.6     Indemnification of Plan Administrator.   The Plan Administrator shall be indemnified and receive reimbursement against and from all loss, liability, expense (including counsel fees) or damage which the Plan Administrator may incur or sustain in the exercise and performance of any of the Plan Administrator’s powers and duties under this Plan to the full extent permitted by applicable law, except if such loss, liability, expense or damage is finally determined by a court of competent jurisdiction to result from the Plan Administrator’s willful misconduct or gross negligence.  The amounts necessary for such indemnification and reimbursement shall be paid out of the Debtors’ estates.  The Plan Administrator shall not be personally liable for the payment of any expense, claim or other liability of the Debtors, and no Person shall look to the Plan Administrator personally for the payment of any such expense or liability.  This indemnification shall survive the death, dissolution, resignation or removal (as may be applicable) of the Plan Administrator and shall inure to the benefit of the Plan Administrator’s heirs and assigns.

11.7  Indemnification Obligations.  Indemnification Claims based upon any act, conduct or omission to act arising out of or relating to any Indemnitee’s service with, for or on behalf of the Debtors, before the Petition Date (the “Pre-Petition Indemnification Claims”) shall be General Unsecured Claims (subject to allowance by the Bankruptcy Court or as otherwise provided in this Plan and subject to all rights and defenses the Debtors may have) entitled to the treatment provided for such Claims in the Plan.  Indemnification Claims based upon any act, conduct or omission to act arising out of or relating to any Indemnitee’s service with, for or on behalf of the Debtors on or after the Petition Date (the “Post-Petition Indemnification Claims”) shall be Administrative Claims if timely asserted in writing in accordance with the provisions of the Plan governing the assertion of Administrative Claims (subject to allowance by the Bankruptcy Court or as otherwise provided in this Plan and subject to all rights and defenses the Debtors may have)

and, to the extent allowed as an Administrative Claim, and subject to the notice provisions of this Section 11.7, shall remain in full force and effect on and after the Effective Date as rights against the Debtors.  Indemnification Claims covered under the Debtors’ D&O Insurance relating to any act, conduct or omission to act arising out of or relating to any Indemnitee’s service with, for or on behalf of the Debtors before, on or after the Petition Date (the “D&O Indemnification Claims”) shall remain in full force and effect on and after the Effective Date as rights against the issuers of the Debtors’ D&O Insurance.  The Pre-Petition Indemnification Claims, Post-Petition Indemnification Claims and D&O Indemnification Claims shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, except as specifically provided in the Plan or as may be ordered by the Bankruptcy Court; provided however that notwithstanding the foregoing or any other provision hereof, except as provided by applicable law, all counterclaims, defenses and offsets of Indemnitees available for assertion in Causes of Action of the Debtors involving any such Indemnitee are expressly preserved.  All claims against the Debtors with respect to Post-Petition Indemnification Claims or the D&O Indemnification Claims must be asserted in writing to the Plan Administrator not later than twenty (20) days after the Confirmation Date if such Post-Petition Indemnification Claim or the D&O Indemnification Claim existed as of the Effective Date or be forever barred; provided however, if such Post-Petition Indemnification Claim or the D&O Indemnification Claim arises after the Effective Date, such claimholder must assert such claim in writing to the Plan Administrator within ten (10) days after such claim arose, but no later than five (5) days prior to the Termination Date or be forever barred.  If any such claims are timely asserted, the Final Distribution shall not occur until all such timely asserted claims have been paid in full to the extent of available funds or disallowed pursuant to an order of the Bankruptcy Court, unless the Bankruptcy Court orders otherwise.  Timely claims based upon Post-Petition Indemnification Claims if allowed as Administrative Claims shall be satisfied out of the Administrative Claims Reserve or as otherwise provided in the Plan.  To the extent an Indemnitee may have Pre-Petition Indemnification Claims or Post-Petition Indemnification Claims and D&O Indemnification Claims arising out of the same act, conduct or omission to act, nothing in this Section 11.6 of the Plan shall impair any right of such Indemnitee to pursue the Pre-Petition Indemnification Claims or Post-Petition Indemnification Claims prior to or instead of the D&O Indemnification Claims, or viceversa; provided that, to the extent any amounts are actually paid to such Indemnitee in respect of such Pre-Petition Indemnification Claims or Post-Petition Indemnification Claims, such Indemnitee is hereby deemed to assign to the Debtors such Indemnitee’s rights to recover such amounts from the issuers of the Debtors’ D&O Insurance in respect of the D&O Indemnification Claims (with the Indemnitee retaining all rights to recover from such issuers in respect of such D&O Indemnification Claims for amounts in excess of the amounts actually paid to such Indemnitee).

11.8     Modification of Releases.  If and to the extent that the Bankruptcy Court concludes that the inclusion in the Plan of any portion of the foregoing releases would prevent confirmation, then the Debtors reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them in accordance with Section 14.2.

ARTICLE XII.

CONDITIONS PRECEDENT

12.1     Conditions to Consummation.  The following are conditions precedent to the occurrence of the Effective Date, each of which shall be satisfied (or waived in accordance with Section 12.2 of the Plan prior to the occurrence of the Effective Date):

(a)                                  The Confirmation Order shall have been entered by the Bankruptcy Court, and no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending; provided that, if an appeal of the Confirmation Order or any other such order is filed but no stay is granted in connection with the appeal, the Debtors, with the consent of the Committee or, notwithstanding the provisions of Section 12.2, with the approval of the Bankruptcy Court, may elect to permit the Effective Date to occur notwithstanding the pendency of appeal.

12.2     Waiver of Conditions to Consummation.  The conditions set forth in Section 12.1 of the Plan may be waived, if legally waivable, by the Debtors, which shall not be unreasonably withheld, without any notice to parties in interest or the Bankruptcy Court and without a hearing.

ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases, the Plan, including, among other things, the following matters:

(a)                                  to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the cure amounts, if any, required to be paid to the holders of such Claims;

(b)                                 to determine any and all pending adversary proceedings, applications and contested matters;

(c)                                  to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)                                 to hear and determine motions for approval of the terms of sale of assets by the Plan Administrator or other motions brought by the Plan Administrator;

(e)                                  to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date and Effective Date, including any objections to the classification of any Claim or Interest, and to allow or disallow, subordinate or recharacterize any Claim, in whole or in part;

(f)                                    to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g)                                 to issue orders in aid of execution, implementation or consummation of the Plan;

(h)                                 to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)                                     to hear and determine all applications for allowance of Professional Claims and all other applications for compensation or reimbursement of expenses under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

(j)                                     to determine requests for the payment of Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

(k)                                  to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

(l)                                     to hear and determine all suits or adversary proceedings to recover Assets of the Debtors and property of the Estates (including, without limitation, prosecution of Debtor Claims), wherever located;

(m)                               to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

(n)                                 to hear and determine all other disputes arising out of or related to the Chapter 11 Cases, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(o)                                 to hear any other matter not inconsistent with the Bankruptcy Code; and

(p)                                 to enter a final decree closing the Chapter 11 Cases.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1     Binding Effect.  Subject to satisfaction or waiver of the conditions precedent specified in Article XII, the Plan shall be binding upon and inure to the benefit of the Debtors, the Plan Administrator, all present and former holders of Claims, all present and former holders of Interests, all other parties in interest and their respective successors and assigns.

14.2     Modification and Amendments.  The Debtors may alter, amend or modify the Plan in accordance with Section 1127(a) of the Bankruptcy Code at any time.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Debtors or the Plan Administrator may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

14.3     Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection herewith and distributions hereunder, the Debtors and the Plan Administrator shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

14.4     Revocation, Withdrawal or Non-Consummation.

(a)                                  The Debtors shall have the right to revoke or withdraw the Plan at any time prior to the Effective Date.

(b)                                 If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors or to constitute an admission of any sort by the Debtors or any other Person.

14.5     Notices.  Any notice required or permitted to be provided under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtors:

LTWC Corporation

111 High Ridge Road

Stamford, Connecticut 06905

Attention:   Michael Arons

Tel: (203) 323-8215

Fax: (203) 547-6268

with copies to:

Swidler Berlin Shereff Friedman, LLP

3000 K Street, N.W., Suite 300

Washington, D.C.    20007-5116

Attn:   Michael Lichtenstein, Esquire

Tel: (202) 424-7500

Fax:  (202) 424-7645

and

Phillips Goldman & Spence, P.A.

1200 North Broom Street

Wilmington, Delaware  19806

Attn: John C. Phillips, Esquire

Tel:  (302) 655-4200

Fax:  (302) 655-4210

If to the Plan Administrator:

Michael Arons

LTWC Corporation

111 High Ridge Road

Stamford, Connecticut 06905

Tel: (203) 323-8215

Fax: (203) 547-6268

If to the Committee:

Lowenstein Sandler, PC

65 Livingston Avenue

Roseland, New Jersey 07068-1791

Attn:   Ira M. Levee, Esquire

Tel: (973) 597-2480

Fax: (973) 597-2481

or to such other address as the recipient Person may designate by written notice to each of the other foregoing Persons.

14.6     Term of Injunctions or Stays.  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date, unless the Bankruptcy Court orders otherwise.

14.7     Causes of Action Preserved.  Nothing in the Plan or the Confirmation Order shall have the effect of waiving any Causes of Action or Debtor Claims (other than any such Causes of Action or Debtor Claims as may be specifically waived and released in the Plan).  The Plan Administrator is specifically authorized to continue to prosecute (and, if it deems appropriate, to settle) any Debtor Claim or Cause of Action filed by the Debtor prior to the Effective Date.

14.8     Governing Law; Construction.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in any agreement, the substantive and procedural laws of the District of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, without reference to any conflict or choice of laws rules or principles.  To the extent the provisions of this Plan conflict with the terms and conditions of the Liquidating LLC Agreement or any other agreements, documents and instruments executed in connection with the Plan, the provisions of this Plan shall govern.

Respectfully submitted,

LTWC CORPORATION AND THE SUBSIDIARY DEBTORS
As Debtors and Debtors-in-Possession

By:	/s/ Michael Arons
Michael Arons, as acting Chief Financial Officer on behalf of the Debtors and Debtors in Possession only and not individually

PHILLIPS GOLDMAN & SPENCE, P.A.

/s/ John C. Phillips
John C. Phillips, Esquire
1200 North Broom Street
Wilmington, Delaware 19806
(302) 655-4200

SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

/s/ Michael Lichtenstein
Michael Lichtenstein, Esq.
3000 K Street, N.W., Suite 300
Washington, D.C. 20007-5116
(202) 424-7500

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION